Exhibit 4.1

FOURTH AMENDMENT TO RIGHTS AGREEMENT

This FOURTH AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of July 26, 2004, is by and among Health Net, Inc., a Delaware corporation (f/k/a Foundation Health Systems, Inc. f/k/a Health Systems International, Inc.) (the “Company”), Computershare Investor Services, L.L.C., a Delaware limited liability company (“Computershare”) and Wells Fargo Bank, N.A., a national banking association (“Wells Fargo”). Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement as defined below.

RECITALS

WHEREAS, the Company and Harris Trust and Savings Bank, an Illinois banking corporation (“Harris Bank”), entered into a Rights Agreement dated as of June 1, 1996 and amended as of October 1, 1996, May 3, 2001 and May 14, 2004 (as so amended, the “Rights Agreement”);

WHEREAS, under the Rights Agreement, Computershare replaced Harris Bank as the Rights Agent effective as of May 3, 2001;

WHEREAS, the parties hereto now desire that Wells Fargo be appointed Rights Agent under the Rights Agreement, effective as of July 26, 2004;

WHEREAS, the Company deems it advisable to amend the Rights Agreement to reflect the appointment of Wells Fargo as Rights Agent and in certain other respects;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the board of directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable, and the parties hereto desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	APPOINTMENT OF SUCCESSOR RIGHTS AGENT. The Company hereby appoints Wells Fargo to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 of the Rights Agreement, shall, prior to the Distribution Date, also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and Wells Fargo hereby accepts such appointment to serve as Rights Agent. The appointment of Wells Fargo as Rights Agent is deemed effective as of July 26, 2004 (the “Appointment Date”). As of the Appointment Date, all references in the Rights Agreement to “Rights Agent” shall be deemed to refer to Wells Fargo. Computershare shall no long be the Rights Agent and Wells Fargo shall be fully responsible for all responsibilities and obligations of Rights Agent under the Rights Agreement.

2.	AMENDMENT OF SECTION 3(c). Section 3(c) of the Rights Agreement is hereby amended by deleting such section and inserting in lieu thereof the following:

Rights shall be issued in respect of all shares of Common Stock which are issued (whether originally issued or from the Company’s treasury) after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date or in certain circumstances provided in Section 22 hereof, after the Distribution Date.

Certificates representing such shares of Common Stock shall also be deemed to be certificates for Rights, and shall bear the following legend:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Health Systems International, Inc. (the “Company”) and Harris Trust and Savings Bank (the “Rights Agent”) dated as of June 1, 1996, as amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Adverse Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

provided that any such certificates dated July 26, 2004 or later shall instead bear the following legend:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Health Net, Inc. (f/k/a Health Systems International, Inc.) (the “Company”) and the Rights Agent thereunder dated as of June 1, 1996, as amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Adverse Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

With respect to such certificates containing either of the foregoing legends, until the earlier of (i) the Distribution Date or (ii) the Expiration Date, the Rights associated with the Common Stock represented by such certificates shall be evidenced by such certificates alone and registered holders of Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

3.	AMENDMENT OF SECTION 26. Section 26 of the Rights Agreement is hereby amended, effective July 26, 2004, by deleting the address given for the Rights Agent and inserting in lieu thereof the following:

Wells Fargo Bank, N.A.

Shareowner Services

161 North Concord Exchange

South St. Paul, MN 55075

Attention: Darren Larson

4.	EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5.	GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

6.	MISCELLANEOUS.

(a)	This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(b)	If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature page follows.]

EXECUTED under seal as of the date first set forth above.

Attest:		HEALTH NET, INC.

	/s/ ANGELEE FOX		/s/ B. CURTIS WESTEN
Name:	Angelee Fox	Name:	B. Curtis Westen
Title:	Vice President, Assistant General Counsel	Title:	Senior Vice President, General Counsel and Secretary

Attest:		COMPUTERSHARE INVESTOR SERVICES, L.L.C.

	/s/ CYNTHIA NISLEY		/s/ BLANCHE HURT
Name:	Cynthia Nisley	Name:	Blanche Hurt
Title:	Director Relationship Management	Title:	General Counsel & Secretary

Attest:		WELLS FARGO BANK, N.A.

	/s/ JOHN D. BAKER		/s/ DARREN LARSON
Name:	John D. Baker	Name:	Darren Larson
Title:	Vice President	Title:	Assistant Vice President